UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 12, 2007

SEREFEX CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24362	59-2412164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4328 Corporate Square Boulevard
Suite C
Naples, Florida  34104
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (239) 262-1610

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR .240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13-34(c) under the Exchange Act (17 CFT 240-13e-4(c)

Item 1.01 Entry into Material Definitive Agreement.

The Agreement

    On September 12, 2007, Serefex Corporation (“Serefex”) entered into a Stock Exchange Agreement with Hickman Holdings, L.P., D’Anza Family Trust and Mr. David D’Anza (“Sellers”), whereby in exchange for 742,344 shares of Common Stock of W.P. Hickman Systems, Inc. (“Hickman”), an Ohio corporation, representing approximately 68% of the outstanding shares of Common Stock of Hickman, Serefex will issue to Sellers an aggregate of 211,331,304 shares of its Common Stock.  Such shares will represent approximately 57% of Serefex’s outstanding shares upon completion of the exchange.  Mr. D’Anza is the General Partner of Hickman Holdings, L.P. and Trustee of the D’Anza Family Trust.

    The description of the terms and conditions of the Stock Exchange Agreement are set forth in a copy of such Agreement filed as Exhibit 2 hereto and incorporated by reference.

    The Exchange Agreement contains certain termination rights for both Serefex and the Sellers and is subject to certain additional conditions such as an additional period of due diligence by each of the parties.  It is expected that the Exchange will close on or about October 31, 2007.

Hickman

    Hickman is a privately owned company initially formed in 1985. Its executive offices are located at 30700 Solon Industrial Parkway, Solon, Ohio  44139. Hickman manufactures and sells premium quality roofing materials and products to building owners and systems for flat roofs in connection with roof maintenance, retrofit and replacement. Hickman also serves as a roofing and waterproofing specialist to the remedial building maintenance market. It occupies a specialty service niche for maintenance, restoration, or replacement of flat roofs for industrial and commercial buildings.  Its services are designed to coordinate every aspect of a roofing or waterproofing project. Roofing installations are provided by independent contractors. Hickman has approximately one hundred (100) employees.  Personnel primarily consist of a 50 man sales force, but also include administrative, research and development and quality assurance  personnel. The basis of Hickman’s business is problem solving to ensure the correct roofing/waterproofing recommendations and product installation. For the fiscal year ended May 31, 2007, Hickman generated approximately $30 million in revenue.

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Products and Services

    Consulting services include visual and infranalysis inspection to evaluate the existing roof condition, development of recommendations, coordination of specification preparation, contractor selection, contract negotiations, progress inspections, and plan for future projects.

    Roofing materials include asphalt, coal tar pitch, polymers and rubber.  The Company also offers over 300 engineered products which are marketed under the Hickman brand.  The products are used for roof maintenance and restoration, roofing system retrofit and replacement, and building accessories.

Markets and Competition

    Marketing efforts are directed to commercial building owners and architects rather than to contracting  segments.   The Company does minimal marketing to new construction.  By avoiding new construction, Hickman has reduced sales cyclicality and improved margins.

    Competitors include local and regional privately-owned companies or divisions of large, diversified public corporations.  Principal competitors in the market niche are Tremco and Garland Company.  Hickman also competes with roofing contractors and roofing consultants.  Hickman’s competitive strategy is that it offers technical and organizational services to building owners in conjunction with high performance roofing and waterproofing systems.

Item 5.01 Changes in Control of Registrant

    Reference is made to Item 1.01 above.  As a result of the exchange, Mr. David D’Anza will beneficially own approximately 57% of the outstanding shares of common stock of Serefex.  As a result, he will be in a control relationship with Serefex.  In accordance with the terms of the Exchange Agreement, the management of Serefex and Hickman will initially remain as they are presently constituted. It is expected however, that upon closing, Mr. D'Anza will become a Director and Chairman of the Board of Serefex.

Item 9.01 Exhibits

2.1  Stock Exchange Agreement dated September 12, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEREFEX CORPORATION
(Registrant)

Date: September 18, 2007                                              By: /s/ Brian S. Dunn
                                                                                          Brian S. Dunn
                                                                                          President

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